Exhibit 99.1

FOR IMMEDIATE RELEASE
January 29, 2015

Contacts:     Melanie J. Dressel,
President and
Chief Executive Officer
(253) 305-1911

Clint E. Stein,
Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Fourth Quarter and
Record Full Year 2014 Earnings

Highlights

•	Record loan production for both the quarter and year of $325 million and $1.04 billion, respectively

•	Completed acquisition of Intermountain Community Bancorp

•
Fourth quarter net income of $18.9 million with diluted earnings per share of $0.34, net of reductions in net income of $3.6 million, or $0.07 per diluted share, associated with acquisition-related expenses and FDIC acquired loan accounting and $1.8 million, or $0.03 per diluted share, in provision for loan losses related to the acquired Intermountain loan portfolio

•	Record full year 2014 net income of $81.6 million with diluted earnings per share of $1.52 compared to net income of $60.0 million and diluted earnings per share of $1.21 for the prior year

•	Forbes ranks Columbia Bank among America’s top 20 best banks

TACOMA, Washington, January 29, 2015 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB) (“Columbia”) said today upon the release of Columbia’s fourth quarter 2014 earnings, “We continued to build on the momentum created by our recent acquisitions and the outstanding efforts of our bankers whose activities resulted in record-setting full year earnings and loan production for the quarter and year.” Ms. Dressel continued, “Our entire team also worked hard preparing for and closing the Intermountain Community Bancorp acquisition which we announced during the third quarter.”

Significant Influences on the Quarter Ended December 31, 2014
Our reported net income for the current quarter was impacted by $5.4 million, or $0.10 per diluted share, in acquisition and accounting related items. Specifically, on a pre-tax basis, these items consisted of $4.6 million in acquisition-related expenses, $948 thousand of impact from FDIC loan accounting, and $2.8 million in provision for loan and lease losses related to the establishment of an allowance for loans acquired in the Intermountain transaction.
As the Intermountain transaction also impacted comparability of our balance sheet to prior periods, the table below is provided to summarize the amounts recognized as of the transaction date for each major class of assets acquired and liabilities assumed:

November 1, 2014
(in thousands)

Purchase price as of November 1, 2014	$131,935
Recognized amounts of identifiable assets acquired and (liabilities assumed), at fair value:
Cash and cash equivalents	$47,283
Investment securities	299,458
Federal Home Loan Bank stock	2,124
Acquired loans	502,595
Interest receivable	4,656
Premises and equipment	20,696
Other real estate owned	2,752
Core deposit intangible	10,900
Other assets	35,353
Deposits	(736,795)
Other borrowings	(22,904)
Securities sold under agreements to repurchase	(59,043)
Other liabilities	(13,725)
Total fair value of identifiable net assets	93,350
Goodwill	$38,585
Balance Sheet
Loans were $5.45 billion at December 31, 2014, up $622.4 million, or 13% from $4.82 billion at September 30, 2014. The increase in loans was driven by the acquisition of Intermountain as well as strong organic loan growth of approximately $120 million during the current quarter. Securities were $2.13 billion at December 31, 2014, an increase of $488.6 million, or 30% from $1.64 billion at September 30, 2014, again, primarily due to the acquisition of Intermountain. Compared to the prior year end period, loans increased $928.1 million, or 21%, during 2014. The growth during the year was comprised of $502.6 million acquired with Intermountain and $425.5 million of organic growth.

Total deposits at December 31, 2014 were $6.92 billion, an increase of $680.3 million, or 11% from $6.24 billion at September 30, 2014 due to the acquisition of Intermountain. Core deposits comprised 96% of total deposits and were $6.62 billion at December 31, 2014. The average rate on interest bearing deposits for the quarter was 0.08% compared to 0.07% for the third quarter of 2014. The slight uptick is attributed to the deposits obtained in the Intermountain acquisition.
Asset Quality
At December 31, 2014, nonperforming assets to total assets were 0.62% or $53.6 million, compared to 0.67%, or $49.9 million, at September 30, 2014. The $3.7 million increase was due to $5.2 million in nonperforming assets established through the Intermountain transaction, partially offset by a $1.5 million decrease in pre-acquisition nonperforming assets.
The following table sets forth, at the dates indicated, information regarding nonaccrual loans and total nonperforming assets:

	December 31, 2014	September 30, 2014 (1)	December 31, 2013 (1)
	(in thousands)
Nonaccrual loans:
Commercial business	$16,799	$11,490	$12,609
Real estate:
One-to-four family residential	2,822	3,513	2,667
Commercial and multifamily residential	7,847	8,468	11,043
Total real estate	10,669	11,981	13,710
Real estate construction:
One-to-four family residential	465	1,031	3,705
Total real estate construction	945	1,031	3,705
Consumer	2,939	3,496	3,991
Total nonaccrual loans	31,352	27,998	34,015
Other real estate owned and other personal property owned (1)	22,225	21,941	36,037
Total nonperforming assets	$53,577	$49,939	$70,052
__________
(1) Reclassified to conform to the current period’s presentation. The reclassification was limited to including historically reported covered OREO and OPPO in the line item for “Other real estate owned and personal property owned”.

The following table provides an analysis of the Company's allowance for loan and lease losses ("ALLL") at the dates and for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013 (1)	2014	2013 (1)
	(in thousands)
Beginning balance	$67,871	$78,581	$72,454	$82,300
Charge-offs:
Commercial business	(991)	(1,912)	(4,289)	(4,942)
One-to-four family residential real estate	(23)	(37)	(230)	(228)
Commercial and multifamily residential real estate	—	(489)	(2,993)	(2,543)
One-to-four family residential real estate construction	—	—	—	(133)
Consumer	(518)	(980)	(2,774)	(2,242)
Purchased credit impaired (1)	(3,086)	(3,822)	(14,436)	(13,852)
Total charge-offs	(4,618)	(7,240)	(24,722)	(23,940)
Recoveries:
Commercial business	449	1,124	3,007	2,443
One-to-four family residential real estate	56	90	159	270
Commercial and multifamily residential real estate	224	524	940	1,033
One-to-four family residential real estate construction	1,426	16	1,930	2,665
Consumer	422	200	1,353	553
Purchased credit impaired (1)	2,031	2,841	7,721	7,231
Total recoveries	4,608	4,795	15,110	14,195
Net charge-offs	(10)	(2,445)	(9,612)	(9,745)
Provision (recapture) for loan and lease losses (1)	1,708	(3,682)	6,727	(101)
Ending balance	$69,569	$72,454	$69,569	$72,454
__________
(1) Reclassified to conform to the current period’s presentation. The reclassification was limited to including charge-off, recovery, and provision activity related to the purchased credit impaired loan portfolio.
The allowance for loan losses to period end loans was 1.28% at December 31, 2014 compared to 1.41% at September 30, 2014. Excluding acquired loans, the allowance at December 31, 2014 represented 1.21% of non acquired loans, compared to 1.27% of non acquired loans at September 30, 2014. The allowance to loans, excluding acquired loans, is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” on the last pages of this earnings release for the reconciliation of the allowance for loan losses to period end loans, excluding acquired loans. The decline reflects strong organic loan growth as well as continued improvement in the Company’s asset quality metrics.
For the fourth quarter of 2014, Columbia recorded a provision for loan and lease losses of $1.7 million. For the comparable quarter last year, the Company had a provision recapture of $3.7 million. The provision for loan and lease losses recorded during the current quarter was primarily driven by establishing an allowance for loans acquired in the Intermountain transaction.

Net Interest Margin (“NIM”)
Columbia’s net interest margin (tax equivalent) of 4.50% for the fourth quarter of 2014 was down 35 basis points from the third quarter of 2014 margin of 4.85%. The decrease was due to the combination of the acquisition of Intermountain, the premium amortization adjustment on mortgage-backed securities recorded in the third quarter of 2014 and continued repricing within the loan portfolio. Compared to the fourth quarter of 2013, Columbia’s net interest margin decreased 53 basis points from 5.03%, due, in part, to lower incremental accretion on acquired loans, which was $13.3 million for the prior year quarter, and only $8.8 million for the current quarter as well as the previously mentioned loan repricing.
Columbia’s operating net interest margin (tax equivalent)(1) decreased to 4.17% for the fourth quarter of 2014, compared to 4.22% for the third quarter of 2014. The decrease was primarily due to a combination of a continuing low rate environment and the acquisition of Intermountain.
The following table shows the impact to interest income resulting from accretion of income on acquired loan portfolios as well as the net interest margin and operating net interest margin for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(dollars in thousands)
Incremental accretion income due to:
FDIC purchased credit impaired loans	$3,796	$6,540	$20,224	$29,815
Other FDIC acquired loans	10	237	484	2,211
Other acquired loans	4,957	6,540	21,093	26,200
Incremental accretion income	$8,763	$13,317	$41,801	$58,226

Net interest margin (tax equivalent)	4.50%	5.03%	4.76%	5.16%
Operating net interest margin (tax equivalent) (1)	4.17%	4.31%	4.21%	4.32%
__________
(1) Operating net interest margin (tax equivalent) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” on the last pages of this earnings release for the reconciliation of operating net interest margin (tax equivalent) to net interest margin.

Impact of FDIC Acquired Loan Accounting
The following table illustrates the impact to earnings associated with Columbia’s FDIC acquired loan portfolios:

FDIC Acquired Loan Activity

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in thousands)
Incremental accretion income on FDIC purchased credit impaired loans	$3,796	$6,540	$20,224	$29,815
Incremental accretion income on other FDIC acquired loans	10	237	484	2,211
Recapture (provision) for losses on FDIC purchased credit impaired loans	542	1,582	(2,877)	3,261
Change in FDIC loss-sharing asset	(5,304)	(9,571)	(19,989)	(45,017)
FDIC clawback liability benefit (expense)	8	(36)	(294)	(278)
Pre-tax earnings impact	$(948)	$(1,248)	$(2,452)	$(10,008)
The incremental accretion income on FDIC purchased credit impaired loans represents the amount of income recorded above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At December 31, 2014, the accretable yield on purchased credit impaired loans was $73.8 million. Accretable yield is subject to change based upon expected future loan cash flows, which are remeasured by Columbia on a quarterly basis.
The $5.3 million change in the FDIC loss-sharing asset in the current quarter negatively affected noninterest income and consisted primarily of $5.1 million in amortization expense. Additional details of the components of the change in the FDIC loss-sharing asset are provided in tabular format on the following page in the section titled “Noninterest Income”. With the expiration of our two most significant FDIC loss-sharing agreements on March 31, 2015, the amortization of our loss-sharing asset will continue to decline.

Fourth Quarter 2014 Results
Net Interest Income
Net interest income for the fourth quarter of 2014 was $78.8 million, an increase of $2.5 million compared to the third quarter of 2014. This increase was primarily due to the acquired loans and securities from the Intermountain transaction. Compared to the fourth quarter of 2013, net interest income increased by $1.6 million from $77.2 million. The increase from the prior year period is due to the acquired loans and securities from the acquisition of Intermountain and organic loan growth, tempered by the decline in incremental accretion income. For additional information regarding net interest income, see “Average Balances and Rates” tables.
Noninterest Income
Total noninterest income was $15.2 million for the fourth quarter of 2014, a decrease of $745 thousand compared to $15.9 million for the third quarter of 2014. This decrease was due to the gain of $565 thousand recorded during the third quarter related to the deposit premium realized on the sale of three branches to Sound Community Bancorp coupled with an additional $488 thousand in expense associated with the change in FDIC loss-sharing asset during the fourth quarter.
Compared to the fourth quarter of 2013, noninterest income increased by $4.6 million. The increase from the prior year period was primarily due to the expense recorded for the change in FDIC loss-sharing asset, which was $4.3 million less in the current quarter compared to the fourth quarter of 2013.
The change in the FDIC loss-sharing asset is a significant component of noninterest income. The following table reflects the income statement components of the change in the FDIC loss-sharing asset for the periods indicated:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands)
Adjustments reflected in income
Amortization, net	(5,071)	(7,259)	(21,279)	(36,729)
Loan impairment (recapture)	(434)	(1,265)	2,301	(2,609)
Sale of other real estate	(75)	(1,101)	(2,179)	(6,177)
Write-downs of other real estate	206	(10)	1,065	364
Other	70	64	103	132
Change in FDIC loss-sharing asset	$(5,304)	$(9,571)	$(19,989)	$(45,019)

Noninterest Expense
Total noninterest expense for the fourth quarter of 2014 was $64.2 million, an increase of $535 thousand, or 1% from $63.6 million for the same quarter in 2013. The small increase from the prior year period was due to additional ongoing noninterest expense resulting from the Intermountain acquisition and increased cost of OREO. These increases were partially offset by lower acquisition-related expenses of $4.6 million for the current quarter compared to $7.9 million for the prior year period. Of the $4.6 million in acquisition-related expenses recorded during the current quarter, $4.5 million related to the recently completed Intermountain acquisition and the remaining $119 thousand related to the West Coast acquisition. Compared to the third quarter of 2014, noninterest expense increased $4.2 million, due to the $1.3 million increase in acquisition-related expenses, an increase in cost of OREO as well as additional ongoing expense resulting from the Intermountain acquisition.
Organizational Update
Ms. Dressel commented, “We feel very fortunate to have added such a qualified team of bankers to the Columbia Bank family as the result of our acquisition of Intermountain. Throughout our footprint, our bankers remain committed to retaining and developing full service relationships with customers. We continue to have opportunity for growth in all of our markets. In particular, the Boise market is one of the areas on which we will concentrate in 2015.”
Forbes Ranking 2015
“We are gratified to rank in the top 20 on the annual Forbes list of best banks in the country, based on safety and soundness measures,” Ms. Dressel said. “Columbia ranked #17, a significant jump from our previous position of #31 a year ago. In addition, we ranked as the best in Washington State, and second in the Pacific Northwest for the fourth year in a row.”
Conference Call Information
Columbia’s management will discuss the fourth quarter 2014 results on a conference call scheduled for Thursday, January 29, 2015 at 1:00 p.m. PST (4:00 pm EST). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #62154937.

A conference call replay will be available from approximately 4:00 p.m. PST on January 29, 2015 through midnight PST on February 5, 2015. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #62154937.

Annual Meeting of Shareholders
Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PDT on April 22, 2015, at the William W. Philip Hall at the University of Washington Tacoma., 1900 Commerce Street, Tacoma, Washington 98402. The Hall is named in honor of William W. “Bill” Philip, who had a seminal role in establishing UW Tacoma, and was a co-founder of Columbia Bank.
Directions and parking information are available at www.tacoma.washington.edu/conference.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank, with 78 branches in Washington, 60 in Oregon, and 16 in Idaho. For the eighth consecutive year, the bank was named in 2014 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.” Columbia ranked in the top 20 on the 2015 Forbes list of best banks in the country, as well as ranking the best in Washington and second in the Pacific Northwest for the fourth year in a row.

More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Twelve Months Ended
Unaudited	December 31,				December 31,
	2014		2013 (1)		2014	2013 (1)
Earnings	(dollars in thousands except per share amounts)
Net interest income	$78,764		$77,209		$304,048	$291,095
Provision (recapture) for loan and lease losses (1)	$1,708		$(3,682)		$6,727	$(101)
Noninterest income	$15,185		$10,612		$59,750	$26,700
Noninterest expense	$64,154		$63,619		$239,286	$230,886
Acquisition-related expense (included in noninterest expense)	$4,556		$7,910		$9,432	$25,488
Net income	$18,920		$19,973		$81,574	$60,016
Per Common Share
Earnings (basic)	$0.34		$0.39		$1.53	$1.24
Earnings (diluted)	$0.34		$0.38		$1.52	$1.21
Book value	$21.34		$20.50		$21.34	$20.50
Averages
Total assets	$8,152,463		$7,192,084		$7,468,091	$6,558,517
Interest-earning assets	$7,199,443		$6,269,894		$6,561,047	$5,754,543
Loans	$5,168,761		$4,504,587		$4,782,369	$4,140,826
Securities, including Federal Home Loan Bank stock	$1,918,690		$1,662,720		$1,708,575	$1,474,744
Deposits	$6,759,259		$6,003,657		$6,187,342	$5,420,577
Interest-bearing deposits	$4,174,459		$3,839,060		$3,901,524	$3,596,343
Interest-bearing liabilities	$4,282,273		$3,886,126		$3,986,017	$3,683,145
Noninterest-bearing deposits	$2,584,800		$2,164,597		$2,285,818	$1,824,234
Shareholders' equity	$1,185,346		$1,056,694		$1,109,581	$979,099
Financial Ratios
Return on average assets	0.93%		1.11%		1.09%	0.92%
Return on average common equity	6.39%		7.57%		7.36%	6.14%
Average equity to average assets	14.54%		14.69%		14.86%	14.93%
Net interest margin (tax equivalent)	4.50%		5.03%		4.76%	5.16%
Efficiency ratio (tax equivalent) (2)	66.30%		70.69%		63.97%	70.87%
Operating efficiency ratio (tax equivalent) (3)	60.82%		64.43%		63.33%	64.85%

	December 31,
Period end	2014		2013 (1)
Total assets	$8,584,325		$7,161,582
Loans, net of unearned income (1)	$5,445,378		$4,517,296
Allowance for loan and lease losses (1)	$69,569		$72,454
Securities, including Federal Home Loan Bank stock	$2,131,622		$1,696,640
Deposits	$6,924,722		$5,959,475
Core deposits	$6,619,944		$5,696,357
Shareholders' equity	$1,228,175		$1,053,249
Nonperforming assets
Nonaccrual loans	$31,352		$34,015
Other real estate owned and other personal property owned (1)	22,225		36,037
Total nonperforming assets (1)	$53,577		$70,052
Nonperforming loans to period-end loans (4)	0.58%		0.75%
Nonperforming assets to period-end assets (4)	0.62%		1.02%
Allowance for loan and lease losses to period-end loans (4)	1.28%		1.60%
Net loan charge-offs (1)	$9,612	(5)	$9,745	(6)

(1) Adjusted to conform to current period presentation. The adjustment was limited to including historically disclosed “covered” amounts into the respective rows as these amounts are no longer disclosed separately in the consolidated balance sheets or consolidated statements of income.

(2) Noninterest expense divided by the sum of net interest income on a tax equivalent basis and noninterest income on a tax equivalent basis.
(3) The operating efficiency ratio (tax equivalent) is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last pages of this earnings release for the reconciliation of the operating efficiency ratio (tax equivalent) to the efficiency ratio (tax equivalent). During the second quarter of 2014, the methodology was changed to now exclude Washington state Business and Occupation ("B&O") taxes. Amounts presented in prior periods have been adjusted to conform with the current methodology.

(4) Nonperforming asset ratios have been adjusted as a result of the adjustments noted in (1) above to no longer calculate ratios exclusive of “covered” amounts.
(5) For the twelve months ended December 31, 2014.
(6) For the twelve months ended December 31, 2013.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	December 31,		December 31,
	2014		2013
Loan Portfolio Composition	(dollars in thousands)
Commercial business	$2,119,565	38.9%	$1,561,782	34.6%
Real estate:
One-to-four family residential	175,571	3.2%	108,317	2.4%
Commercial and multifamily residential	2,363,541	43.5%	2,080,075	46.0%
Total real estate	2,539,112	46.7%	2,188,392	48.4%
Real estate construction:
One-to-four family residential	116,866	2.1%	54,155	1.2%
Commercial and multifamily residential	134,443	2.5%	126,390	2.8%
Total real estate construction	251,309	4.6%	180,545	4.0%
Consumer	364,182	6.7%	357,014	7.9%
Purchased credit impaired	230,584	4.2%	297,845	6.6%
Subtotal loans	5,504,752	101.1%	4,585,578	101.5%
Less: Net unearned income	(59,374)	(1.1)%	(68,282)	(1.5)%
Loans, net of unearned income	5,445,378	100.0%	4,517,296	100.0%
Less: Allowance for loan and lease losses	(69,569)		(52,280)
Total loans, net	5,375,809		4,465,016
Loans held for sale	$1,116		$735

	December 31,		December 31,
	2014		2013
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$2,651,373	38.3%	$2,171,703	36.4%
Interest bearing demand	1,304,258	18.8%	1,170,006	19.6%
Money market	1,760,331	25.4%	1,569,261	26.3%
Savings	615,721	8.9%	496,444	8.3%
Certificates of deposit less than $100,000	288,261	4.2%	288,943	4.9%
Total core deposits	6,619,944	95.6%	5,696,357	95.5%

Certificates of deposit greater than $100,000	202,014	2.9%	201,498	3.5%
Certificates of deposit insured by CDARS®	18,429	0.3%	19,488	0.3%
Brokered money market accounts	83,402	1.2%	41,765	0.7%
Subtotal	6,923,789	100.0%	5,959,108	100.0%
Premium resulting from acquisition date fair value adjustment	933		367
Total deposits	$6,924,722		$5,959,475

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014 (1)	2014 (1)	2014 (1)	2013 (1)
	(dollars in thousands except per share)
Earnings
Net interest income	$78,764	$76,220	$75,124	$73,940	$77,209
Provision (recapture) for loan and lease losses (1)	$1,708	$980	$2,117	$1,922	$(3,682)
Noninterest income	$15,185	$15,930	$14,627	$14,008	$10,612
Noninterest expense	$64,154	$59,982	$57,764	$57,386	$63,619
Acquisition-related expense (included in noninterest expense)	$4,556	$3,238	$672	$966	$7,910
Net income	$18,920	$21,583	$21,227	$19,844	$19,973
Per Common Share
Earnings (basic)	$0.34	$0.41	$0.40	$0.38	$0.39
Earnings (diluted)	$0.34	$0.41	$0.40	$0.37	$0.38
Book value	$21.34	$20.78	$20.71	$20.39	$20.50
Averages
Total assets	$8,152,463	$7,337,306	$7,229,187	$7,143,759	$7,192,084
Interest-earning assets	$7,199,443	$6,451,660	$6,339,102	$6,244,692	$6,269,894
Loans	$5,168,761	$4,770,443	$4,646,356	$4,537,107	$4,504,587
Securities, including Federal Home Loan Bank stock	$1,918,690	$1,585,996	$1,645,993	$1,682,370	$1,662,720
Deposits	$6,759,259	$6,110,809	$5,968,881	$5,901,838	$6,003,657
Interest-bearing deposits	$4,174,459	$3,847,730	$3,807,710	$3,772,370	$3,839,060
Interest-bearing liabilities	$4,282,273	$3,889,233	$3,901,016	$3,868,060	$3,886,126
Noninterest-bearing deposits	$2,584,800	$2,263,079	$2,161,171	$2,129,468	$2,164,597
Shareholders' equity	$1,185,346	$1,099,512	$1,084,927	$1,067,353	$1,056,694
Financial Ratios
Return on average assets	0.93%	1.18%	1.17%	1.11%	1.11%
Return on average common equity	6.39%	7.86%	7.83%	7.45%	7.57%
Average equity to average assets	14.54%	14.99%	15.01%	14.94%	14.69%
Net interest margin (tax equivalent)	4.50%	4.85%	4.86%	4.85%	5.03%
Period end
Total assets	$8,584,325	$7,466,081	$7,297,458	$7,237,053	$7,161,582
Loans, net of unearned income (1)	$5,445,378	$4,823,022	$4,714,575	$4,577,363	$4,517,296
Allowance for loan and lease losses (1)	$69,569	$67,871	$69,295	$70,571	$72,454
Securities, including Federal Home Loan Bank stock	$2,131,622	$1,643,003	$1,621,929	$1,671,594	$1,696,640
Deposits	$6,924,722	$6,244,401	$5,985,069	$6,044,416	$5,959,475
Core deposits	$6,619,944	$5,990,118	$5,735,047	$5,768,434	$5,696,357
Shareholders' equity	$1,228,175	$1,096,211	$1,092,151	$1,074,491	$1,053,249
Nonperforming, assets
Nonaccrual loans	$31,352	$27,998	$30,613	$36,397	$34,015
Other real estate owned and other personal property owned (1)	22,225	21,941	28,254	30,662	36,037
Total nonperforming assets (1)	$53,577	$49,939	$58,867	$67,059	$70,052
Nonperforming loans to period-end loans (2)	0.58%	0.58%	0.65%	0.80%	0.75%
Nonperforming assets to period-end assets (2)	0.62%	0.67%	0.81%	0.93%	0.98%
Allowance for loan and lease losses to period-end loans (2)	1.28%	1.41%	1.47%	1.54%	1.60%
Net loan charge-offs (1)	$10	$2,404	$3,393	$3,805	$2,445

(1) Adjusted to conform to current period presentation. The adjustment was limited to including historically disclosed “covered” amounts into the respective rows as these amounts are no longer disclosed separately in the consolidated balance sheets or consolidated statements of income.

(2) Nonperforming asset ratios have been adjusted as a result of the adjustments noted in (1) above to no longer calculate ratios exclusive of “covered” amounts.

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Twelve Months Ended
Unaudited	December 31,		December 31,
	2014	2013 (1)	2014	2013 (1)
	(in thousands except per share)
Interest Income
Loans	$69,831	$69,294	$268,279	$266,284
Taxable securities	7,075	6,400	28,754	20,459
Tax-exempt securities	2,917	2,548	10,830	9,837
Deposits in banks	74	65	179	355
Total interest income	79,897	78,307	308,042	296,935
Interest Expense
Deposits	811	890	3,005	3,962
Federal Home Loan Bank advances	87	89	396	(404)
Prepayment charge on Federal Home Loan Bank advances	—	—	—	1,548
Other borrowings	235	119	593	734
Total interest expense	1,133	1,098	3,994	5,840
Net Interest Income	78,764	77,209	304,048	291,095
Provision (recapture) for loan and lease losses (1)	1,708	(3,682)	6,727	(101)
Net interest income after provision (recapture) for loan and lease losses	77,056	80,891	297,321	291,196
Noninterest Income
Service charges and other fees	14,575	13,840	55,555	48,351
Merchant services fees	1,961	2,878	7,975	8,812
Investment securities gains, net	—	—	552	462
Bank owned life insurance	926	960	3,823	3,570
Change in FDIC loss-sharing asset	(5,304)	(9,571)	(19,989)	(45,017)
Other	3,027	2,505	11,834	10,522
Total noninterest income	15,185	10,612	59,750	26,700
Noninterest Expense
Compensation and employee benefits	35,903	34,835	130,864	125,432
Occupancy	8,024	11,494	32,300	33,054
Merchant processing	948	891	4,006	3,551
Advertising and promotion	1,218	895	3,964	4,090
Data processing and communications	3,900	3,573	15,369	14,076
Legal and professional fees	4,012	2,363	11,389	12,338
Taxes, licenses and fees	1,165	996	4,552	5,033
Regulatory premiums	1,105	1,300	4,549	4,706
Net cost (benefit) of operation of other real estate	162	(1,295)	(1,045)	(7,401)
Amortization of intangibles	1,777	1,657	6,293	6,045
Other (1)	5,940	6,910	27,045	29,962
Total noninterest expense	64,154	63,619	239,286	230,886
Income before income taxes	28,087	27,884	117,785	87,010
Provision for income taxes	9,167	7,911	36,211	26,994
Net Income	$18,920	$19,973	$81,574	$60,016
Earnings per common share
Basic	$0.34	$0.39	$1.53	$1.24
Diluted	$0.34	$0.38	$1.52	$1.21
Dividends paid per common share	$0.30	$0.11	$0.94	$0.41
Weighted average number of common shares outstanding	55,137	50,847	52,618	47,993
Weighted average number of diluted common shares outstanding	55,272	52,358	53,183	49,051
__________
(1) Reclassified to conform to the current period’s presentation. The reclassification was limited to removing the separate line item for FDIC clawback liability expense within noninterest expense and including the prior period activity in the line item for other noninterest expense as well as removing the separate line item for provision for losses on covered loans and including the prior period activity in the line item for provision for loan and lease losses.

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			December 31,	December 31,
			2014	2013 (1)
			(in thousands)
ASSETS
Cash and due from banks			$171,221	$165,030
Interest-earning deposits with banks			16,949	14,531
Total cash and cash equivalents			188,170	179,561
Securities available for sale at fair value (amortized cost of $2,087,069 and $1,680,491, respectively)			2,098,257	1,664,111
Federal Home Loan Bank stock at cost			33,365	32,529
Loans held for sale			1,116	735
Loans, net of unearned income of ($59,374) and ($68,282), respectively (1)			5,445,378	4,517,296
Less: allowance for loan and lease losses (1)			69,569	72,454
Loans, net			5,375,809	4,444,842
FDIC loss-sharing asset			15,174	39,846
Interest receivable			27,802	22,206
Premises and equipment, net			172,090	154,732
Other real estate owned			22,190	35,927
Goodwill			382,537	343,952
Other intangible assets, net			30,459	25,852
Other assets			237,356	217,289
Total assets			$8,584,325	$7,161,582
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$2,651,373	$2,171,703
Interest-bearing			4,273,349	3,787,772
Total deposits			6,924,722	5,959,475
Federal Home Loan Bank advances			216,568	36,606
Securities sold under agreements to repurchase			105,080	25,000
Other borrowings			8,248	—
Other liabilities			101,532	87,252
Total liabilities			7,356,150	6,108,333
Commitments and contingent liabilities
	December 31,	December 31,
	2014	2013
Preferred stock (no par value)
Authorized shares	2,000	2,000
Issued and outstanding	9	9	2,217	2,217
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	57,437	51,265	985,839	860,562
Retained earnings			234,498	202,514
Accumulated other comprehensive loss			5,621	(12,044)
Total shareholders' equity			1,228,175	1,053,249
Total liabilities and shareholders' equity			$8,584,325	$7,161,582
__________
(1) Reclassified to conform to the current period’s presentation. The reclassification was limited to removing the separate line items for covered loans and including the prior period balances in the line items for loans, net of unearned income and allowance for loan and lease losses.

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended December 31,			Three Months Ended December 31,
	2014			2013
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, net (1)(2)(3)	$5,168,761	$70,463	5.45%	$4,504,587	$69,542	6.18%
Taxable securities	1,491,930	7,075	1.90%	1,319,447	6,400	1.94%
Tax exempt securities (3)	426,759	4,577	4.29%	343,273	3,952	4.61%
Interest-earning deposits with banks	111,993	74	0.26%	102,587	65	0.25%
Total interest-earning assets	7,199,443	$82,189	4.57%	6,269,894	$79,959	5.10%
Other earning assets	140,135			125,788
Noninterest-earning assets	812,885			796,402
Total assets	$8,152,463			$7,192,084
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$497,704	$284	0.23%	$520,764	$426	0.33%
Savings accounts	591,137	18	0.01%	491,756	23	0.02%
Interest-bearing demand	1,260,231	138	0.04%	1,158,016	129	0.04%
Money market accounts	1,825,387	371	0.08%	1,668,524	312	0.07%
Total interest-bearing deposits	4,174,459	811	0.08%	3,839,060	890	0.09%
Federal Home Loan Bank advances	24,823	87	1.40%	22,066	89	1.62%
Other borrowings	82,991	235	1.13%	25,000	119	1.90%
Total interest-bearing liabilities	4,282,273	$1,133	0.11%	3,886,126	$1,098	0.11%
Noninterest-bearing deposits	2,584,800			2,164,597
Other noninterest-bearing liabilities	100,044			84,667
Shareholders’ equity	1,185,346			1,056,694
Total liabilities & shareholders’ equity	$8,152,463			$7,192,084
Net interest income (tax equivalent)		$81,056			$78,861
Net interest margin (tax equivalent)			4.50%			5.03%

(1)
Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $1.2 million and $1.0 million for the three months ended December 31, 2014 and 2013, respectively. The accretion of net unearned discounts on certain acquired loans was $5.0 million and $6.8 million for the three months ended December 31, 2014 and 2013, respectively.

(2)
Incremental accretion on purchased credit impaired loans is included in loan interest earned. The incremental accretion income on purchased credit impaired loans was $3.8 million and $6.5 million for the three months ended December 31, 2014 and 2013, respectively.

(3)
Yields on a fully tax equivalent basis. The tax equivalent yield adjustment to interest earned on noncovered loans was $632 thousand and $248 thousand for the three months ended December 31, 2014 and 2013, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.7 million and $1.4 million for the three months ended December 31, 2014 and 2013, respectively.

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Twelve Months Ended December 31,			Twelve Months Ended December 31,
	2014			2013
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, net (1)(2)(4)	$4,782,369	$270,210	5.65%	$4,140,826	$266,903	6.45%
Taxable securities (3)	1,332,144	28,754	2.16%	1,155,066	20,459	1.77%
Tax exempt securities (4)	376,431	16,997	4.52%	319,678	15,262	4.77%
Interest-earning deposits with banks	70,103	179	0.26%	138,973	355	0.26%
Total interest-earning assets	6,561,047	$316,140	4.82%	5,754,543	$302,979	5.27%
Other earning assets	132,419			111,228
Noninterest-earning assets	774,625			692,746
Total assets	$7,468,091			$6,558,517
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$485,487	$1,259	0.26%	$535,656	$1,998	0.37%
Savings accounts	543,303	60	0.01%	445,666	94	0.02%
Interest-bearing demand	1,204,584	478	0.04%	1,048,482	587	0.06%
Money market accounts	1,668,150	1,208	0.07%	1,566,539	1,283	0.08%
Total interest-bearing deposits	3,901,524	3,005	0.08%	3,596,343	3,962	0.11%
Federal Home Loan Bank advances (5)	44,876	396	0.88%	51,030	1,144	2.24%
Other borrowings	39,617	593	1.50%	35,772	734	2.05%
Total interest-bearing liabilities	3,986,017	$3,994	0.10%	3,683,145	$5,840	0.16%
Noninterest-bearing deposits	2,285,818			1,824,234
Other noninterest-bearing liabilities	86,675			72,039
Shareholders’ equity	1,109,581			979,099
Total liabilities & shareholders’ equity	$7,468,091			$6,558,517
Net interest income (tax equivalent)		$312,146			$297,139
Net interest margin (tax equivalent)			4.76%			5.16%

(1)
Nonaccrual loans have been included in the table as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $4.5 million and $3.3 million for the twelve months ended December 31, 2014 and 2013, respectively. The accretion of net unearned discounts on certain acquired loans was $21.6 million and $28.4 million for the twelve months ended December 31, 2014 and 2013, respectively.

(2)
Incremental accretion on purchased credit impaired loans is also included in loan interest earned. The incremental accretion income on purchased credit impaired loans was $20.2 million and $29.8 million for the twelve months ended December 31, 2014 and 2013, respectively.

(3)	During the twelve months ended December 31, 2014, the Company recorded a $2.6 million reversal of premium amortization, which increased interest income on taxable securities.

(4)
Yields on a fully tax equivalent basis. The tax equivalent yield adjustment to interest earned on noncovered loans was $1.9 million and $619 thousand for the twelve months ended December 31, 2014 and 2013, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $6.2 million and $5.4 million for the twelve months ended December 31, 2014 and 2013, respectively.

(5)
Federal Home Loan Bank advances includes a prepayment charge of $1.5 million during the twelve months ended December 31, 2013. As a result of the prepayment, the Company recorded $874 thousand in premium amortization, which partially offset the impact of the prepayment charge.

Non-GAAP Financial Measures
The Company considers its operating net interest margin and operating efficiency ratios to be important measurements as they more closely reflect the ongoing operating performance of the Company. Despite the importance of the operating net interest margin and operating efficiency ratio to the Company, there are no standardized definitions for them and, as a result, the Company’s calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of these measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following tables reconcile the Company’s calculation of the operating net interest margin and operating efficiency ratio:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Operating net interest margin non-GAAP reconciliation:	(dollars in thousands)
Net interest income (tax equivalent) (1)	$81,056	$78,861	$312,146	$297,139
Adjustments to arrive at operating net interest income (tax equivalent):
Incremental accretion income on FDIC purchased credit impaired loans	(3,796)	(6,540)	(20,224)	(29,815)
Incremental accretion income on other FDIC acquired loans	(10)	(237)	(484)	(2,211)
Incremental accretion income on other acquired loans	(4,957)	(6,540)	(21,093)	(26,200)
Premium amortization on acquired securities	2,490	1,828	7,123	7,309
Correction of immaterial error - securities premium amortization	—	—	(2,622)	—
Interest reversals on nonaccrual loans	189	161	1,291	882
Prepayment charges on FHLB advances	—	—	—	1,548
Operating net interest income (tax equivalent) (1)	$74,972	$67,533	$276,137	$248,652
Average interest earning assets	$7,199,443	$6,269,894	$6,561,047	$5,754,543
Net interest margin (tax equivalent) (1)	4.50%	5.03%	4.76%	5.16%
Operating net interest margin (tax equivalent) (1)	4.17%	4.31%	4.21%	4.32%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Operating efficiency ratio non-GAAP reconciliation:	(dollars in thousands)
Noninterest expense (numerator A)	$64,154	$63,619	$239,286	$230,886
Adjustments to arrive at operating noninterest expense:
Acquisition-related expenses	(4,556)	(7,910)	(9,432)	(25,488)
Net benefit of operation of OREO and OPPO	(160)	1,308	1,182	7,539
FDIC clawback liability benefit (expense)	8	(36)	(294)	(278)
Loss on asset disposals	(6)	(107)	(563)	(141)
State of Washington Business and Occupation ("B&O") taxes	(1,067)	(908)	(4,183)	(4,727)
Operating noninterest expense (numerator B)	$58,373	$55,966	$225,996	$207,791

Net interest income (tax equivalent) (1)	$81,056	$78,861	$312,146	$297,139
Noninterest income	15,185	10,612	59,750	26,700
Bank owned life insurance tax equivalent adjustment	528	530	2,177	1,969
Total revenue (tax equivalent) (denominator A)	$96,769	$90,003	$374,073	$325,808

Operating net interest income (tax equivalent) (1)	$74,972	$67,533	$276,137	$248,652
Adjustments to arrive at operating noninterest income (tax equivalent):
Investment securities gains, net	—	—	(552)	(462)
Gain on asset disposals	(8)	(354)	(86)	(421)
Other nonrecurring gain	—	(1,025)	—	(1,025)
Gain related to branch sale deposit premium	—	—	(565)	—
Change in FDIC loss-sharing asset	5,304	9,571	19,989	45,017
Operating noninterest income (tax equivalent)	21,009	19,334	80,713	71,778
Total operating revenue (tax equivalent) (denominator B)	$95,981	$86,867	$356,850	$320,430
Efficiency ratio (tax equivalent) (numerator A/denominator A)	66.30%	70.69%	63.97%	70.87%
Operating efficiency ratio (tax equivalent) (numerator B/denominator B)	60.82%	64.43%	63.33%	64.85%
__________
(1) Tax-exempt interest income has been adjusted to a tax equivalent basis. The amount of such adjustment was an addition to net interest income of $2.3 million and $1.7 million for the three months ended December 31, 2014 and 2013, respectively, and $8.1 million and $6.0 million for the twelve months ended December 31, 2014 and 2013, respectively.

Non-GAAP Financial Measures - Continued
The Company considers its ratio of allowance for loan and lease losses to period-end loans, excluding acquired loans to be an important measurement because it more closely reflects the ongoing allowance coverage and provides a ratio that is more comparable to other bank holding companies that have not had similar acquisitions. Despite the importance of this ratio to the Company, there are no standardized definitions for it and, as a result, the Company’s calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of this measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of the allowance for loan and lease losses to period-end loans, excluding acquired loans:

	December 31,	September 30,	December 31,
	2014	2014	2013
	(dollars in thousands)
Allowance for loan and lease losses (numerator a)	$69,569	$67,871	$72,454
Less: Allowance for loan and lease losses attributable to acquired loans	(23,212)	(21,876)	(24,362)
Equals: Allowance for loan and lease losses, excluding acquired loans (numerator b)	$46,357	45,995	48,092

Loans, net of unearned income (denominator a)	$5,445,378	$4,823,022	$4,517,296
Less: acquired loans, net	(1,615,496)	(1,187,487)	(1,479,387)
Equals: Loans, excluding acquired loans, net of unearned income (denominator b)	$3,829,882	$3,635,535	$3,037,909

Allowance for loan and lease losses to period-end loans (numerator a/denominator a)	1.28%	1.41%	1.60%
Allowance for loan and lease losses to period-end loans, excluding acquired loans (numerator b/denominator b)	1.21%	1.27%	1.58%

Explanatory Note
Our two most significant FDIC loss-sharing agreements expire on March 31, 2015. As a result, a significant portion of receivables previously disclosed as "covered loans" will no longer be covered by FDIC loss-sharing. To prepare for this event, we have changed our consolidated balance sheet presentation, and reclassified our prior period balance sheets, to no longer differentiate between covered and noncovered loans. Further, when presenting certain loan portfolio details, we refer to loans acquired with deteriorated credit quality as "purchased credit impaired" loans. Purchased credit impaired loan balances approximate balances previously presented as "covered loans".